Exhibit 16.1

January 26, 2023

Office of the Chief Accountant

 Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section entitled “Changes in Accountants” in the Registration Statement on Form S-1 (File No. 333-269240) of Mangoceuticals, Inc. (the “Company”) and agree with paragraphs 1, 2, 3 and 4.

With respect to paragraph 5, we are not in a position to agree or disagree with the Company’s statement regarding the engagement of Turner, Stone & Company, L.L.P. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ M&K CPAS, PLLC